Exhibit 10.7

Revised July 30, 2021
Revised July 28, 2021
Revised July 14, 2021
Revised July 6, 2021
June 28, 2021
Matthew Rubinger
    Re: Offer of Employment by 1stdibs.com, Inc.
Dear Matt:
I am pleased to offer you a position at 1stdibs.com, Inc. (the “Company”). We believe that each person here will contribute directly to the growth and success of the Company, and we look forward to having you as a member of our team. In addition to confirming the offer, this letter describes the terms of conditions of your employment.
Title. Your title will be Chief Commercial Officer. In this position, you will report to the Chief Executive Officer (“CEO”), and you will perform all duties and responsibilities consistent with this position or as may be assigned to you periodically by the CEO.
Start Date. Your employment will commence on a date mutually agreed between you and the Company, but in no case any later than February 1,, 2022(the “Start Date”).
Location. You will be working out of the New York office. This position will initially be remote in light of the global pandemic and in accordance with the Company’s remote work plan. You will be based out of the New York office once the Company’s office reopens in accordance with the Company’s Flexibility First return to work plan. We anticipate this will be some time in September 2021.
Base Salary. You will receive a bi-weekly base salary of $13,461.54, for an annual equivalent of $350,000.00, payable according to the Company’s usual payroll practices, less applicable withholding and taxes as required by law. Your annual base salary will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment. This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.
Executive Bonus. You will be eligible for an annual target bonus of $175,00.00, less applicable withholding and taxes as required by law, in accordance with, and subject to the terms and condition of, the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plan at any time. Your annual bonus for 2021 will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment.

Equity. As soon as practicable following the Start Date, subject to and in accordance with the 1stdibs.com, Inc. 2021 Stock Incentive Plan (the “Plan”) and approval by the Board, the Company will issue to you (1) an Award Agreement (as defined in the Plan) granting you an option (the “Option”) to purchase 49,000 shares (the “Option Shares”) of common stock of the Company (“Common Stock”) and (2) an Award Agreement granting you a stock unit award of 46,465 stock units (“RSUs” and together with the Options, “Awards”). The Award Agreements shall provide, without limitation, the following:
●     1/4th of the Option Shares shall vest approximately one year following the Start Date if you remain employed by the Company on such date.
●     1/48th of the Option Shares vest monthly on the first day of each of the 36 months commencing after the initial vest described above if you remain employed by the Company on such dates.
1/4th of the RSUsshall vest approximately one year following the Start Date if you remain employed by the Company on such date.
●     1/16th of the RSUs vest quarterly commencing after the initial vest described above if you remain employed by the Company on such dates.
●     Receipt, vesting and exercise of the Options and RSUs, as applicable, will be subject to all other applicable provisions and requirements of the Plan and the Award Agreements.
●     The exercise price payable by you for the Option Shares will be the fair market value as at the date of grant of the Option as defined in the Plan.
Moving forward, you will be eligible to participate in any executive compensation programs or plans approved by the Board, including without limitation annual equity grant awards that management of the Company intends to recommend to the Board in keeping with historical practice. Although management will recommend to the Board that you be granted the Awards and intends to recommend annual equity grants for you commencing in 2023, by execution of this letter, you acknowledge that you have no right to receive the Awards unless the grant is approved by the Board.
Signing Bonus. If you accept this employment offer, you will receive a cash signing bonus in an amount of $200,000 (the “Signing Bonus”), less applicable withholding and taxes as required by law. The Signing Bonus will be paid in one lump sum no later than 30 days from your start date in a payment separate from your salary payment of the same date. In the event that you resign or are terminated for Cause (as defined below) within 12 months of your Start Date, you will be required to repay 100% of the Signing Bonus to the Company within 30 days of your termination or resignation date; if you resign or are terminated for Cause between 12 months and 24 months after your Start Date, you will be required to repay 50% of the Signing Bonus to the Company within 30 days of your termination or resignation date. If you are terminated without Cause, you will not be required to repay any amount of the Signing Bonus.

Cause. For purposes of this offer letter, “Cause” shall include: (i) a material breach by you of your employment agreement or similar agreement with the Company;

(ii) a material violation by you of a federal or state law or regulation applicable to the business of the Company that has a material adverse effect on the Company;
(iii) your misappropriation or embezzlement of Company funds or property or an act of fraud upon the Company made by you;
(iv) your conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, or crime constituting a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude;
(v) the willful failure by you to perform your material duties for the Company;
(vi) repeated and continuous failure to perform your duties to the satisfaction of the Board in its good faith determination;
(vii) your breach of your fiduciary duties to the Company;
(viii) a willful violation of a written Company policy, the violation of which is stated in such policy to be grounds for termination, or lawful directive of the Board;
(ix) conduct which violates applicable law or the policies of the Company with respect to non-discrimination, workplace harassment or similar protections of workers in the workplace;
(x) an act by you which constitutes gross misconduct and which is materially and demonstrably injurious to the Company; or
(xi) your commission of any act, occurring or coming to light during your employment with the Company, that brings you into public contempt or ridicule or that the CEO and the Board reasonably judge to be likely to injure the operations or reputation of the Company or the Company’s employees or reputation, with you accorded an opportunity to respond in writing or in person, at your option, to the CEO and the Board prior to the termination of employment.
No act, or failure to act, by you shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interests.
Notwithstanding the foregoing, Cause shall not exist with respect to subsections (iv), (v), (vi) (vii) above until and unless you fail to cure such breach, neglect or misconduct (if such breach, neglect or misconduct is capable of cure) within ten (10) days after written notice from the Board. If your employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate your employment (or would have had Cause if it knew all of the relevant facts), your termination shall be treated as a discharge by the Company for Cause.

Severance. You will be eligible for severance pursuant to the 1stdibs.com, Inc. Executive Severance Plan (the “Severance Plan”) or any successor plan. The Company reserves the right to modify, suspend or terminate the Severance Plan, in its sole discretion.
Benefits. You will be eligible to participate in all of the benefits that the Company provides to similarly situated employees, including the Company’s Paid Time Off (PTO) Plan (the “PTO Plan”), which currently permits flexible time off, with prior approval from your supervisor, and subject to the terms and conditions of the PTO Plan. Your eligibility to receive benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may, from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law. You will be given further information regarding the Company’s benefits once you begin your employment.

Reimbursement of Expenses. You will be authorized to incur reasonable expenses in carrying out your duties for the Company under this letter and will be eligible for reimbursement for all such reasonable business expenses in accordance with the Company’s expense and travel reimbursement policies in effect from time to time.
Adjustment and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures, other than the initial compensation specified herein (subject to approval by the Board).
Employment Verification. Pursuant to federal law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work for the Company in the United States within three days of your first day of work.
Background Check/Reference Check. This offer is also conditioned on your satisfactory completion of a background check and reference check.
Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information and materials of the Company and you may, during the course of your employment, develop certain information, which shall be the property of the Company. To protect the Company’s interests, your employment is contingent upon your signing the Company’s “EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AND NON-COMPETITION AGREEMENT” including the related Arbitration Agreement (the “Confidentiality Agreement”), which is enclosed herewith.
Employee Representations. You hereby represent and warrant to the Company that you (i) are not subject to any written non-solicitation, non-competition or any other agreement which might affect or limit your employment with the Company (except as previously disclosed by you to the Company), (ii) are not subject to any written confidentiality or non-use/non-disclosure agreement affecting your employment with the Company (except as previously disclosed by you to the Company), and (iii) have not brought and will not bring to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer. In the event that any former employer asserts that your employment with the Company would constitute a violation of any such restrictive covenants to which you are subject, you and the Company will engage with such former employer to resolve the situation amicably. You represent and warrant that you will use your best efforts to minimize the amount of time that you may be unable to begin employment with the Company due to such restrictive covenants. In the event that you are unable to begin employment with the Company for a period of time after the termination of your employment with your former employer, solely due to the terms of such restrictive covenants (as determined by the Company in its sole discretion), the Company agrees to pay you an additional sign on bonus of $2,000 per week, less applicable withholding and taxes as required by law, for a maximum of twelve (12) weeks (the "Additional Signing Bonus"). The Additional Signing Bonus will be paid in one lump sum no later than 30 days from your start date in a check separate from your salary payment of the same date. In the event that you resign or are terminated for Cause (as defined below)

within 12 months of your Start Date, you will be required to repay 100% of the Additional Signing Bonus.
Adherence to Company Policies. If you accept this offer of employment, you acknowledge that you will have read and understand and you agree to abide by the Company’s policies already made available to you. In addition, you acknowledge and agree that, as a condition of your employment, you must abide by any other Company policies or rules as they may currently exist, including those in the Employee Handbook, and as they may be modified or implemented from time to time.
Authority to Bind the Company. You understand and agree that you are not to obligate the Company to any contractual agreement or undertaking without the express approval of David Rosenblatt, CEO.
“At Will” Employment. Your employment with the Company is “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, the Company may terminate your employment with or without cause at any time and for any reason. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment. As such, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation. It is also not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation, other than the initial compensation specified herein (subject to approval by the Board).
Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration, you and the Company consent to the exclusive jurisdiction of, and venue in, the federal and state courts in New York City, New York in connection with any Dispute or any claim related to any Dispute.
Entire Agreement; Modification. This letter (together with the Confidentiality Agreement) reflects the entire agreement regarding the terms and conditions of your employment with the Company. Accordingly, it supersedes and completely replaces any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to your employment with the Company. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter. Additionally, this letter cannot be changed or modified except by a separate writing signed by you and a duly authorized officer of the Company.

If this letter is acceptable to you, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.
Should you have any questions, please do not hesitate to call me. We very much look forward to your arrival at the Company and a long and fruitful partnership.

Very truly yours,
1stdibs.com, Inc.
By: /s/ David Rosenblatt
David Rosenblatt, CEO
Enclosure
I have read and understood this letter
and hereby acknowledge, accept and agree to
the terms set forth above.
Matthew Rubinger
/s/ Matthew Rubinger
Signature